Exhibit 99.1

GRAINGER ANNOUNCES NEXT STEP IN

CEO SUCCESSION PROCESS

DG MACPHERSON BECOMES FIFTH CEO IN COMPANY HISTORY

JIM RYAN TO CONTINUE AS CHAIRMAN OF THE BOARD

CHICAGO, AUGUST 8, 2016 – Jim Ryan, Chairman, President and CEO of Grainger (NYSE:GWW), today announced that the Board of Directors approved his nomination of DG Macpherson, currently Chief Operating Officer, to become Chief Executive Officer and a member of the Board of Directors effective October 1, 2016.  This is the penultimate step in the multiyear succession process and will conclude with Macpherson taking on the Chairman role upon Ryan’s retirement.  Macpherson became COO in 2015 as part of the CEO succession process and as such, no replacement COO will be named.  Ryan’s transition will bring to a close a remarkable career of nearly 36 years of continuous service and eight years as CEO.

“Jim Ryan, only the fourth CEO in the company’s 89-year history, has done an outstanding job leading Grainger through both growing and challenging economic times, as well as during market transitions,” said Stu Levenick, Lead Director of the Board.  “The board is incredibly grateful for his innumerable contributions to the company and his distinguished tenure as CEO, and we look forward to his continued leadership as Chairman during this succession process.  Under Jim’s leadership, Grainger transitioned from largely a bricks-and-mortar industrial supplier to a leading-edge digital company with multiple channels to meet the changing needs of businesses and institutions.”

“I’ve been privileged to work at Grainger for my entire career,” said Ryan.  “This is a company full of smart, hard-working, committed and service-oriented people.  I have always felt a significant sense of responsibility to help Grainger succeed so our teammates and customers can be successful.  I’ve worked with DG for many years, and I’m confident that he is the right person for this job and now is the right time for this transition.  We have a sound business, a solid strategy, a competitive advantage and a long-term plan in place to extend our leadership in this industry.  DG has been instrumental, with the rest of our leadership team, in getting us to this point and he is ready to take us forward.”

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During Ryan’s tenure as CEO, which began in 2008, Grainger’s financial highlights include:

•                 Revenue growth from $5.9 billion in 2008 to $10 billion in 2015.

•                 Earnings per share grew at nearly twice the rate of revenue during the same time period.

•                 Total shareholder return exceeded the S&P by more than two times, representing top quartile performance. Share price grew more than three-and-a-half times the Dow Jones Industrial Average from April 2008-July 2016.

In addition to financial performance, under Ryan’s leadership, Grainger achieved notable successes in areas of strategic importance.  During this period, the company:

•                 Made foundational investments in IT, its world-class supply chain and people to establish industry-leading service and future capacity for growth.

•                 Built market-leading eCommerce and customer inventory management capabilities.  More than 50% of the company’s revenue is expected to transact through eCommerce and 10% through inventory management channels in 2016.

•                 Implemented one of the largest SAP installations and brought its North America businesses up on a unified platform.

•                 Created distinct sales and marketing models to serve the unique needs of large, medium and small business in the U.S.

“Grainger is a company with an extraordinary history and an incredibly bright future, and it is my privilege to guide our 23,000 team members worldwide in support of our purpose of helping professionals keep their operations running and their people safe, while creating a company where dedicated, talented people can thrive,” said Macpherson.  “I’m humbled to take on this role and am incredibly grateful to Jim and the board for their mentorship and support in preparing me for this responsibility.”

Macpherson joined Grainger in 2008 after working closely with Grainger for six years as a partner and managing director at Boston Consulting Group, where he was a member of the Industrial Goods Leadership Team.  Since joining Grainger, Macpherson has thrived across a wide range of experiences, including developing the company strategy; overseeing the launch of its U.S. single channel business, Zoro; building the company’s supply chain capabilities globally and realigning the U.S. business to create greater value for customers of all sizes.

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Macpherson holds a bachelor’s degree from Stanford University and an MBA from Northwestern’s Kellogg Graduate School of Management.  Early in his career, he was an operations manager for Rain Bird Sprinkler Manufacturing Company and a test engineer with the U.S. Air Force.

No other executive changes are planned at this time.

About Grainger
W.W. Grainger, Inc., with 2015 sales of $10 billion, is North America’s leading broad line supplier of maintenance, repair and operating products (MRO), with operations also in Europe, Asia and Latin America.

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Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, External Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0881
M: 847-456-8647

Michael Ferreter
Sr. Manager, Investor Relations
O: 847-535-1439
M: 847-271-6357